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Exhibit 10.8
INTEL CORPORATION
2021 INDUCEMENT PLAN
OPTION AGREEMENT
(for Time- and Performance-Vesting Options)

1.OPTION GRANT; TERMS OF OPTION
This Option Agreement (this “Agreement”), the Notice of Grant delivered online by logging into the E*TRADE Financial Corporation website (the “Notice of Grant”) and the Intel Corporation 2021 Inducement Plan (the “2021 Plan”), as such may be amended from time to time, constitute the entire understanding between Patrick Gelsinger (“you”) and Intel Corporation (the “Corporation”) regarding the stock option grant (“Option”) identified in your Notice of Grant, which provides that a maximum of 2,083,638 shares of Common Stock (as defined below) shall be subject to the Option, subject to the terms of this Agreement, including the time- and performance-vesting terms set forth in Section 4, the Notice of Grant and the 2021 Plan. The Option granted to you is effective as of the grant date set forth in the Notice of Grant (the “Grant Date”). The Option is granted as a material inducement to you entering into employment with the Corporation (within the meaning of Nasdaq Listing Rule 5635(c)(4)). If there is any conflict between the terms in this Agreement and the 2021 Plan, the terms of the 2021 Plan will control. Capitalized terms not explicitly defined in this Agreement or in the Notice of Grant but defined in the 2021 Plan will have the same definitions as in the 2021 Plan.
If you are instructed by the administrators of the 2021 Plan to accept this Agreement and you fail to do so in the manner specified by the administrators within 180 days of the Grant Date, the Option identified in your Notice of Grant will be cancelled, except as otherwise determined by the Corporation in its sole discretion.
2.NONQUALIFIED STOCK OPTION
The Option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly.
3.OPTION PRICE
The exercise price of the option (the “Exercise Price”), as set forth in the Notice of Grant, is 100% of the closing price of a share of the common stock of the Corporation, $.001 par value (the “Common Stock”) as reported by the Nasdaq Global Select Market (“Nasdaq”), on the Grant Date.
4.VESTING TERMS

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(a)    Time-Vesting Terms. The Option will vest in four (4) equal annual installments, commencing on the first anniversary of the Grant Date and continuing to vest on each subsequent anniversary until fully vested on the fourth anniversary of the Grant Date, subject to the satisfaction of the Performance-Vesting Terms set forth in subsection (b) below.
(b)    Performance-Vesting Terms. In addition to the Time-Vesting Terms described in subsection (a) above, the Option shall vest and become exercisable only in the event the closing price of a share of the Common Stock reported on Nasdaq (the “closing share price”) during any thirty (30) consecutive trading days concluding on or prior to the fifth (5th) anniversary of the Grant Date reflects an increase of at least thirty percent (30%) over the Corporation’s volume-weighted average closing share price for the thirty (30) consecutive trading days preceding January 13, 2021 (the “Stock Price Performance Hurdle”). In the event the closing share price does not satisfy the Stock Price Performance Hurdle during a thirty (30) consecutive trading day period that concludes on or prior to the fifth (5th) anniversary of the Grant Date, the Option will expire and be cancelled as of such fifth (5th) anniversary date and you will not be entitled to exercise the Option or any portion thereof and will not be entitled to receive any consideration for the Option.
5.TERM OF OPTION AND EXERCISE OF OPTION
To the extent the option becomes vested and exercisable pursuant to the terms set forth in this Agreement and has not been previously exercised, and subject to termination or acceleration as provided in this Agreement and the requirements set forth in this Agreement, the Notice of Grant and the 2021 Plan, you may exercise the option to purchase up to the number of shares of the Common Stock set forth in the Notice of Grant. Notwithstanding anything to the contrary in Sections 6 through 10 hereof, no part of the Option may be exercised after ten (10) years from the date of grant.
The process for exercising the Option (or any part thereof) is governed by this Agreement, the Notice of Grant, the 2021 Plan and your agreements with the Corporation’s stock plan administrator. Exercises of stock options will be processed as soon as practicable. The option price may be paid (a) in cash, (b) by arrangement with the Corporation’s stock plan administrator which is acceptable to the Corporation where payment of the option price is made pursuant to an irrevocable direction to the broker to deliver all or part of the proceeds from the sale of the shares of the Common Stock issuable under the option to the Corporation, (c) by delivery of any other lawful consideration approved in advance by the Committee of the Board of Directors established pursuant to the 2021 Plan (the “Committee”) or its delegate, or (d) in any combination of the foregoing. Fractional shares may not be exercised. Shares of the Common Stock will be issued as soon as practicable. You will have the rights of a stockholder only after the shares of the Common Stock have been issued. For administrative or other reasons, the Corporation may from time to time suspend the ability of employees to exercise options for limited periods of time.

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Notwithstanding the above, the Corporation shall not be obligated to deliver any shares of the Common Stock during any period when the Corporation determines that the exercisability of the Option or the delivery of shares hereunder would violate any federal, state or other applicable laws.
Notwithstanding anything to the contrary in this Agreement or the applicable Notice of Grant, the Corporation may reduce the unvested portion of your Option if you change classification from a full-time to a part-time employee.
IF AN EXPIRATION DATE DESCRIBED HEREIN FALLS ON A WEEKDAY, YOU MUST EXERCISE YOUR OPTIONS BEFORE 3:45 P.M. NEW YORK TIME ON THE EXPIRATION DATE.
IF AN EXPIRATION DATE DESCRIBED HEREIN FALLS ON A WEEKEND OR ANY OTHER DAY ON WHICH THE NASDAQ IS NOT OPEN, YOU MUST EXERCISE YOUR OPTIONS BEFORE 3:45 P.M. NEW YORK TIME ON THE LAST NASDAQ BUSINESS DAY PRIOR TO THE EXPIRATION DATE.
6.SUSPENSION OR TERMINATION OF OPTION FOR MISCONDUCT
If at any time the Committee of the Board of Directors established pursuant to the 2021 Plan (the “Committee”), including any Subcommittee or “Authorized Officer” (as defined in Section 8(a)(vi) of the 2021 Plan) notifies the Corporation that they reasonably and in good faith believe that you have (A) committed an act constituting Cause (as defined in Section 11(a)) within two years following the Grant Date, or (B) more than two years following the Grant Date, committed an act of misconduct as described in Section 8(a)(v) of the 2021 Plan (embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Corporation, breach of fiduciary duty or deliberate disregard of Corporation rules resulting in loss, damage or injury to the Corporation, an unauthorized disclosure of any Corporation trade secret or confidential information, any conduct constituting unfair competition, inducing any customer to breach a contract with the Corporation or inducing any principal for whom the Corporation acts as agent to terminate such agency relationship), the vesting of your option and your right to exercise your option, to the extent it is vested, may be suspended pending a determination of whether an act constituting Cause or an act of misconduct (as applicable) has been committed which determination the Corporation will use commercially reasonable best efforts to make within 60 days of the initial suspension. If the Corporation reasonably and in good faith determines that you have (A) committed an act constituting Cause within two years following the Grant Date, or (B) more than two years following the Grant Date, committed an act of misconduct, your option shall be cancelled and neither you nor any beneficiary shall be entitled to any claim with respect to your option whatsoever. Any determination by the Committee or an Authorized Officer with respect to the foregoing shall be final, conclusive, and binding on all interested parties.
7.TERMINATION OF EMPLOYMENT

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Except as expressly provided otherwise in this Agreement, if your employment by the Corporation terminates for any reason, whether voluntarily or involuntarily, other than death, Disablement (as defined in Section 9), or discharge for Cause, you may exercise any portion of the option that had vested on or prior to the date of termination at any time prior to ninety (90) days after the date of such termination, but in no event later than the expiration date. The Option shall terminate on the 90th day to the extent that it is unexercised. Subject to Section 10, the portion of the Option that is unvested as of the date of employment termination shall be cancelled on the date of employment termination, regardless of whether such employment termination is voluntary or involuntary.
For purposes of this Section 7, your employment is not deemed terminated if, prior to sixty (60) days after the date of termination from the Corporation or a Subsidiary, you are rehired by the Corporation or a Subsidiary on a basis that would make you eligible for future Corporation stock option grants, nor would your transfer from Corporation to any Subsidiary or from any one Subsidiary to another, or from a Subsidiary to the Corporation be deemed a termination of employment. Further, your employment with any partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Corporation or a Subsidiary is a party shall be considered employment for purposes of this provision if either (a) the entity is designated by the Committee as a Subsidiary for purposes of this provision or (b) you are designated as an employee of a Subsidiary for purposes of this provision.
8.DEATH
Except as expressly provided otherwise in this Agreement, if you die while employed by the Corporation, the executor of your will or administrator of your estate may exercise the Option, to the extent vested, including any portion that becomes vested pursuant to Section 10, and not previously exercised, at any time prior to 365 days from the date of death or until the expiration date of the Option, if earlier.
Except as expressly provided otherwise in this Agreement, if you die prior to ninety (90) days after terminating your employment with the Corporation, the executor of your will or administrator of your estate may exercise the option, to the extent not previously exercised and to the extent the option had vested on or prior to the date of your employment termination (including any portion that becomes vested pursuant to Section 10), at any time prior to 365 days from the date of your employment termination or until the expiration date of the Option, if earlier.
The Option shall terminate on the applicable expiration date described in this Section 8, to the extent that it is unexercised.
9.DISABLEMENT
Except as expressly provided otherwise in this Agreement, following your termination of employment due to Disablement, you may exercise the Option, to the extent vested,

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including those that vest pursuant to Section 10, and not previously exercised, at any time prior to 365 days from the later of the date of your termination of employment due to your Disablement or the date of determination of your Disablement as described in this Section 9, but in no event later than the expiration date of the Option; provided, however, that while the claim of Disablement is pending, options that were vested at termination of employment may be exercised only during the period set forth in Section 7 hereof. The Option shall terminate on the 365th day from the date of determination of Disablement, to the extent that it is unexercised. For purposes of this Agreement, “Disablement” shall be determined in accordance with the standards and procedures of the then-current Long Term Disability Plan maintained by the Corporation or the Subsidiary that employs you, and in the event you are not a participant in a then-current Long Term Disability Plan maintained by the Corporation or the Subsidiary that employs you, “Disablement” shall have the same meaning as disablement is defined in the Intel Long Term Disability Plan, which is generally a physical condition arising from an illness or injury, which renders an individual incapable of performing work in any occupation, as determined by the Corporation.
10.QUALIFYING TERMINATION
In the event of a Qualifying Termination (as defined in Section 11(d)) of your employment with the Corporation, provided that you sign and do not revoke a Release (as defined in Section 11(e)) and such Release becomes effective within sixty (60) days following the date your employment with the Corporation terminates, and provided that the Stock Price Performance Hurdle has been met for thirty (30) consecutive trading days on or prior to the date your employment with the Corporation terminates, then the portion of the Option that would have time vested pursuant to the time-vesting terms set forth in Section 4(a) on or prior to the eighteen month anniversary of the date your employment terminates had you remained continuously employed by the Corporation through such date shall vest (based on the time-vesting schedule set forth in Section 4(a)) and become exercisable, effective as of the date of effectiveness of the Release, provided that if such sixty (60) day period spans two calendar years, such vesting shall occur in the later of such calendar years. You may exercise any portion of the Option that vests and becomes exercisable in accordance with this paragraph prior to ninety (90) days after the date your employment with the Corporation terminates (or such longer period as provided in Section 8 or 9, as applicable), but in no event later than the expiration date.
11.DEFINITIONS
i.“Cause” means your (i) commission of an act of material fraud or dishonesty against the Corporation; (ii) intentional refusal or willful failure to substantially carry out the lawful and reasonable instructions of the Board of Directors (other than any such failure resulting from your Disablement and excluding any failure to achieve a lawful and reasonable directive following the expenditure by you of commercially reasonable best efforts); (iii) conviction of, guilty plea or “no contest” plea to a felony or to a misdemeanor involving moral turpitude (where moral turpitude means so extreme a departure from ordinary standards of honesty, good morals, justice or ethics as to be shocking to the moral sense of the community); (iv) gross misconduct in connection with the performance of your duties; (v) improper disclosure of confidential

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information or a material violation of a Corporation policy or the Corporation’s Code of Conduct (excluding conduct or activities undertaken in good faith by you in the ordinary course of you performing your duties or promoting the Corporation); (vi) breach of fiduciary duty to the Corporation; (vii) failure to reasonably cooperate with the Corporation in any investigation or formal proceeding or being found liable in a Securities and Exchange Commission enforcement action or otherwise being disqualified from serving in your job (in all cases, other than due to death or Disablement); or (viii) breach of duty of loyalty to the Corporation. Prior to termination for Cause, the Corporation shall provide thirty (30) days prior written notice of the grounds for Cause, and give you an opportunity within (and including all of) those thirty (30) days to cure the alleged breach. If the breach is substantially cured during such period, Cause will not exist on account of such breach. You and the Corporation recognize that given the egregious nature of the conduct defined as Cause, a cure may not possible. No act or failure to act on your part shall be considered “willful” unless the Corporation reasonably and in good faith determines it is done, or omitted to be done, in bad faith or without reasonable belief that your act or omission was in the best interests of the Corporation. Without limitation, any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board of Directors with respect to such act or omission, or based upon the advice of legal counsel for the Corporation, shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Corporation.
ii.A resignation for “Good Reason” means your resignation following the occurrence, without your express, written consent, of one or more of the following conditions (whether by a single action or a series of actions): (i) a material reduction in your title, duties, responsibilities, or authority; (ii) a material reduction by the Corporation of your annual base salary or Target Bonus (as defined in the Offer Letter (as defined in Section 11(c))); or (iii) a relocation of your principal place of employment more than thirty (30) miles from its current location in Santa Clara, California; or (iv) a failure by the Corporation to timely satisfy its obligations with respect to any of the equity award grants described in the Offer Letter, provided that the Corporation has had thirty (30) days to cure any such failure.
iii.“Offer Letter” means that certain offer letter by and between you and the Corporation dated January 13, 2021.
iv.“Qualifying Termination” means your employment with the Corporation is terminated by the Corporation without Cause, including by reason of your death or Disablement, or you voluntarily resign your employment with the Corporation for Good Reason, in either case within the initial two year period following the commencement date of your employment with the Corporation.
v.“Release” means a release in favor of the Corporation that is mutually agreed upon between you and the Corporation, the form of which you and the Corporation agree to use reasonable best efforts to agree to within 30 days following the date your employment terminates and which shall not impose on you any post-employment obligations that you have not already agreed to in writing as of the date your employment terminates.
12.INCOME TAXES WITHHOLDING
Nonqualified stock options are taxable upon exercise. To the extent required by applicable federal, state or other law, you shall make arrangements satisfactory to the Corporation for the satisfaction of any withholding tax obligations that arise by reason of an option exercise and, if applicable, any sale of shares of the Common Stock. The Corporation shall not be required to issue shares of the Common Stock or to recognize

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any purported transfer of shares of the Common Stock until such obligations are satisfied. These obligations will be satisfied by having the Corporation withhold a portion of the shares of the Common Stock that otherwise would be issued to you upon exercise of the option.
13.TRANSFERABILITY OF OPTION
14.The Option may not be transferred by you in any manner other than by will or by the laws of descent or distribution.  The Option may be exercised only by you or, upon your death, only by the executor of your will or administrator of your estate in accordance with Section 8 above.  The terms of this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.   DISPUTES
Any question concerning the interpretation of this Agreement, your Notice of Grant, the Option or the 2021 Plan, any adjustments required to be made thereunder, and any controversy that may arise under this Agreement, your Notice of Grant, the Option or the 2021 Plan will be determined by the Committee (including any person(s) to whom the Committee has delegated its authority) in its sole and absolute discretion. Such decision by the Committee will be final and binding unless determined pursuant to Section 17(g) to have been arbitrary and capricious.
15.AMENDMENTS
The 2021 Plan and the Option may be amended or altered by the Committee or the Board of Directors to the extent provided in the 2021 Plan.
16.DATA PRIVACY
You explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document and any other Option grant materials (“Data”) by and among, as applicable, the Corporation, the Subsidiary that employs you (the “Employer”) and any other Subsidiary for the exclusive purpose of implementing, administering and managing your participation in the 2021 Plan.
You hereby understand that the Corporation holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Corporation, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, administering and managing the 2021 Plan. You hereby understand that Data will be transferred to E*TRADE Financial Corporate Services, Inc. and E*TRADE Securities LLC (“E*Trade”) and any other third parties assisting in the implementation, administration and management of the 2021 Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country

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(e.g., the United States) may have different data privacy laws and protections than your country. You hereby understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Corporation, E*Trade and any other possible recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the exclusive purpose of implementing, administering and managing your participation in the 2021 Plan, including any requisite transfer of such Data as may be required to another broker or other third party with whom you may elect to deposit any shares of Common Stock acquired under your Option. You hereby understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the 2021 Plan. You hereby understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.
Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Corporation would not be able to grant you Options or other equity awards or administer or maintain such awards. Therefore, you hereby understand that refusing or withdrawing your consent may affect your ability to participate in the 2021 Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you hereby understand that you may contact the human resources representative responsible for your country at the local or regional level.
Finally, upon request of the Corporation or the Employer, you agree to provide an executed data privacy consent form (or any other agreements or consents) that the Corporation and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the 2021 Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the 2021 Plan if you fail to provide any such consent or agreement requested by the Corporation and/or the Employer.
17.THE 2021 PLAN AND OTHER AGREEMENTS; OTHER MATTERS
vi.The provisions of this Agreement and the 2021 Plan are incorporated into the Notice of Grant by reference. You hereby acknowledge that a copy of the 2021 Plan has been made available to you. Certain capitalized terms used in this Agreement are defined in the 2021 Plan.
This Agreement, the Notice of Grant and the 2021 Plan constitute the entire understanding between you and the Corporation regarding the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded.

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The grant of an option to an employee in any one year, or at any time, does not obligate the Corporation or any Subsidiary to make a grant in any future year or in any given amount and should not create an expectation that the Corporation or any Subsidiary might make a grant in any future year or in any given amount.
vii.Options are not part of your employment contract (if any) with the Corporation, your salary, your normal or expected compensation, or other remuneration for any purposes, including for purposes of computing severance pay or other termination compensation or indemnity.
viii.In consideration of the grant of the Option, no claim or entitlement to compensation or damages will arise from termination of your Option or diminution in value of the Option or Common Stock acquired through vested and exercise of the Option resulting from termination of your active employment by the Corporation (for any reason whatsoever and whether or not in breach of local labor laws) and you hereby release the Corporation from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then you will be deemed irrevocably to have waived your entitlement to pursue such claim.
ix.Nothing contained in this Agreement creates or implies an employment contract or term of employment upon which you may rely.
x.To the extent that the Option refers to the Common Stock of the Corporation, and as required by the laws of your residence or employment, only authorized but unissued shares thereof shall be utilized for delivery upon exercise by the holder in accord with the terms hereof.
xi.Copies of the Corporation’s Annual Report to Stockholders for its latest fiscal year and the Corporation’s latest quarterly report are available, without charge, at the Corporation’s business office.
xii.Because this Agreement relate to terms and conditions under which you may purchase Common Stock of the Corporation, a Delaware corporation, an essential term of this Agreement is that it shall be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to this Agreement or the Option granted hereunder shall be brought in the state or federal courts of competent jurisdiction in the State of California.
xiii.The Option shall be subject to the terms of Section 12 of the Plan.
xiv.The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding your participation in the 2021 Plan, or his or her acquisition or sale of the underlying shares of Common Stock. You understand and agree that you should consult with your own personal

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tax, legal and financial advisors regarding your participation in the 2021 Plan before taking any action related to the 2021 Plan.
xv.In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
xvi.You acknowledge that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this agreement, or of any subsequent breach of this Agreement.
18.IMPOSITION OF OTHER REQUIREMENTS
The Corporation reserves the right to impose other requirements on the Option and on any shares of Common Stock acquired upon vesting an exercise of the Option in accordance with Section 9(e) of the 2021 Plan.
19.CONFIDENTIALITY. You acknowledge that you hold a senior position at the Corporation and have received and been privy to the Corporation’s confidential information and trade secrets. You further acknowledge that the Corporation has a legitimate interest in ensuring that such confidential information and trade secrets remain confidential and are not disclosed to third parties. Thus, to avoid the actual or threatened misappropriation of such confidential information and trade secrets, and in light of the substantial benefits provided to you under this Agreement, you hereby agree to the covenants protective of the Corporation.
xvii.Confidentiality/Trade Secrets. You acknowledge you have acquired knowledge of or had access to Confidential Information or other proprietary information of the Corporation, its customers and/or third parties during the course of your employment at The Corporation. For purposes of this Agreement, “Confidential Information” includes, without limitation: technical information (e.g., roadmaps, schematics, source code, specifications), business information (e.g., product information, marketing strategies, markets, sales, customers, customer lists or phone books), personnel information (e.g., organizational charts, employee lists, skill sets, employee health information, names, phone numbers, email addresses, personnel files, employee compensation (except where the disclosure of such personnel information is permissible under local labor law such as the right of employees to discuss compensation and working conditions under the US National Labor Relations Act)), and other non-public the Corporation data and information of a similar nature. You acknowledge your ongoing obligation to protect such information, during and after your employment with the Corporation. Notwithstanding the above, under the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to an attorney or to a federal, state, or local government official, either directly or

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indirectly, and is solely for the purpose of reporting or investigating a suspected violation of law; (b) is made to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding filed by you, if such document is filed under seal and pursuant to court order.
xviii.Understanding of Covenants; Consideration. You hereby represent that you (i) are fully aware of your obligations hereunder, (ii) agree to the reasonableness of the length of time and scope of the foregoing covenants, and (iii) agree that such covenants are necessary to protect the Corporation’s confidential and proprietary information, good will, stable workforce, and customer relations.
xix.Remedy for Breach. You hereby agree that if you breach any provision of this Section 19, the damage to the Corporation may be substantial and money damages will not afford the Corporation an adequate remedy, and (ii) if you are in breach of any provision of this Section 19, or threatens such a breach (by initiating a course of action that would reasonably be expected to lead to a breach), the Corporation shall be entitled, in addition to all other rights and remedies as may be provided by law, to seek specific performance and injunctive and other equitable relief, without bond or other security, to prevent or restrain a breach of any provision of this Section 19.
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By acknowledging this grant of an awards or your acceptance of this Agreement in the manner specified by the administrators, you and Intel Corporation agree that the Option identified in your Notice of Grant are governed by the terms of this Agreement, the Notice of Grant and the 2021 Plan. You further acknowledge that you have read and understood the terms of the Option set forth in this Agreement, the Grant Notice and the 2021 Plan.